                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section 240.14a-12

                      Equity Residential Properties Trust
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

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    (3) Filing Party:

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    (4) Date Filed:

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

                          [EQUITY RESIDENTIAL LOGO]

                   ---------------------------------------

                              NOTICE OF THE 2001

                        ANNUAL MEETING OF SHAREHOLDERS

                   ---------------------------------------


Dear Equity Residential Shareholder:

         The trustees and officers of Equity Residential Properties Trust cordially invite you to attend our 2001 Annual Meeting of Shareholders. This year's meeting will be held on Tuesday, May 15, 2001, at 10:00 a.m., at One North Franklin Street, Third Floor, Chicago, Illinois, at which time we will consider the following matters:

         (1) Election of five trustees to the Board of Trustees to terms expiring in 2004; and

         (2)  Any other business properly before the meeting.


         Your Board of Trustees recommends that you vote for each of the nominees for trustee. Shareholders of record at the close of business on March 16, 2001 are entitled to vote at the meeting.

         Your vote is very important. In addition to voting by signing, dating and mailing the enclosed proxy card, you may vote by using a toll-free telephone number or the Internet. If you attend the meeting and prefer to vote in person, you may do so. Whether you plan to attend the meeting or not, we encourage you to vote as soon as possible so that your shares will be represented at the meeting.

                                 Sincerely,



                                 /s/ Bruce C. Strohm
                                 Bruce C. Strohm
                                 Executive Vice President, General Counsel
                                  and Secretary


Two North Riverside Plaza
Chicago, Illinois
March 30, 2001

                       EQUITY RESIDENTIAL PROPERTIES TRUST
                            TWO NORTH RIVERSIDE PLAZA
                             CHICAGO, ILLINOIS 60606

-------------------------------------------------------------------------------
                                 PROXY STATEMENT
-------------------------------------------------------------------------------

         This Proxy Statement contains information related to the Annual Meeting of Equity Residential Properties Trust ("Equity Residential" or the "Company"), which will be held on Tuesday, May 15, 2001, at 10:00 a.m., at One North Franklin Street, Third Floor, Chicago, Illinois.

                            ABOUT THE ANNUAL MEETING

WHAT IS THE PURPOSE OF THE ANNUAL MEETING?

         At the Annual Meeting, shareholders will vote on the proposal regarding the election of trustees. We sent you these proxy materials because our Board of Trustees is requesting that you allow your common shares to be represented at the meeting by the proxies named in the enclosed proxy card. This Proxy Statement contains information that we are required to provide you under the rules of the Securities and Exchange Commission ("SEC") and that is designed to assist you in voting your shares. On March 30, 2001, we began mailing these proxy materials to all shareholders of record at the close of business on March 16, 2001. Equity Residential has hired MacKenzie Partners, Inc. to assist in distributing and soliciting proxies and will pay $7,000 plus expenses for these services.

WHO IS ENTITLED TO VOTE?

         You will be entitled to vote your shares on any proposal if you held your shares as of the close of business on March 16, 2001. Each of the shares outstanding on that date is entitled to one vote on the proposal.

WHAT CONSTITUTES A QUORUM?

         The presence at the meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date of March 16, 2001, will constitute a quorum, permitting the meeting to conduct its business. As of the record date, a total of 132,733,863 common shares were outstanding and entitled to vote. If you have returned valid proxy instructions (whether in writing, by phone or by Internet) or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. Abstentions and broker non-votes count for quorum purposes, but we do not count abstentions or broker non-votes as votes for or against any proposal.

HOW DO I VOTE?

         YOUR VOTE IS IMPORTANT. Shareholders can vote in person at the Annual Meeting or by proxy. If you are a registered shareholder (that is, if you hold your shares in your own name and not through a broker or other nominee), there are three ways to vote by proxy:

         - BY TELEPHONE: You can vote by touch-tone telephone using the toll-free number 1-877-PRX-VOTE (1-877-779-8683) and following the instructions on the proxy card;

         - BY INTERNET: You can vote by Internet by going to the website at HTTP://WWW.EPROXYVOTE.COM/EQR and following the instructions provided; or

         - BY MAIL: You can vote by mail by signing, dating and mailing the enclosed proxy card in the envelope provided.

         If you vote by proxy, the individuals named on the proxy card as representatives will vote your shares in the manner you indicate. You may specify whether your shares should be voted for all, some or none of the nominees for trustee. If your shares are held in "street name" through a broker or other nominee, you will need to contact your broker or other nominee to determine whether you will be able to vote by telephone or Internet.

WHAT ARE THE BOARD'S RECOMMENDATIONS?

         If no instructions are indicated on your properly voted proxy, the representatives holding proxies will vote in accordance with the recommendations of the Board of Trustees. In summary, the Board recommends a vote for the election of the nominated slate of trustees. With respect to any other matter that properly comes before the meeting, the representatives holding proxies will vote as recommended by the Board, or if no recommendation is given, in their own discretion.

CAN I REVOKE OR CHANGE MY PROXY?

         Yes, you may change or revoke your proxy at any time before the meeting. To do so, you must advise the Secretary of Equity Residential in writing before your shares are voted by the representatives at the meeting, deliver later proxy instructions, or attend the meeting and vote your shares in person. The powers of the proxy holders will be suspended if you attend the meeting in person and so request, but attendance at the meeting will not by itself revoke a previously granted proxy.

WHAT VOTE IS REQUIRED TO APPROVE THE ELECTION OF TRUSTEES?

         The affirmative vote of a plurality of all the votes cast at the meeting is required for the election of trustees, meaning that the five nominees for trustee with the most votes will be elected. A properly voted proxy marked "WITHHELD" with respect to the election of one or more trustees will not be voted with respect to the trustee or trustees indicated, although it will be counted for purposes of whether there is a quorum.

HOW DO I DISCONTINUE FUTURE DUPLICATE COPIES OF ANNUAL REPORTS?

         Our 2000 Annual Report has been mailed to shareholders with this Proxy Statement. If more than one copy of the Annual Report is sent to your address, we will discontinue the mailing of reports on the account you select if you mark the designated box on the appropriate proxy card(s), or if you are a shareholder of record, if you call our transfer agent, EquiServe, toll-free at 1-800-733-5001, or follow the instructions if you are voting by Internet.

                                   PROPOSAL 1

                              ELECTION OF TRUSTEES

         BOARD OF TRUSTEES. The business and affairs of Equity Residential are managed under the direction of the Board, which consists of fourteen trustees. The Board has responsibility for establishing broad corporate policies and for the overall performance of Equity Residential rather than day-to-day operating details.

         Our Declaration of Trust provides that our trustees are to be divided into three classes as nearly equal in number as possible, with each class having three-year terms that expire in successive years. The current term of five of our trustees expires at the 2001 Annual Meeting. The Board has nominated Douglas Crocker II, James D. Harper, Jr., Sheli Z. Rosenberg, Gerald A. Spector and Michael N. Thompson for election to serve as trustees of Equity Residential until our 2004 annual meeting of shareholders.

         GENERAL INFORMATION ABOUT THE NOMINEES. All of the nominees are presently trustees and each of them has consented to be named in this Proxy Statement and to serve if elected. In 2000 each of the nominees attended at least 94% of the meetings of the Board and at least 75% of the meetings of the committees on which the nominees served in that year. Biographical information for each nominee is set forth below.

         VOTE REQUIRED. The affirmative vote of a plurality of all votes cast in person or by proxy at the meeting is required for the election of trustees. This means the five nominees for trustee with the most votes will be elected. An abstention will have no effect on the outcome of the election of trustees. Although we know of no reason why any nominee would not be able to serve, if any nominee should become unavailable for election, the persons named as proxies will vote your common shares to approve the election of any substitute nominee proposed by the Board.

         BOARD RECOMMENDATION. THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES. PROXIES SOLICITED BY THE BOARD WILL BE VOTED "FOR" THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD OR TO THE CONTRARY ARE GIVEN.

BIOGRAPHICAL INFORMATION

         Set forth below are biographies of each of the trustee nominees, our trustees and executive officers as of March 1, 2001.

NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2004

         Douglas Crocker II, 60, has been Chief Executive Officer, President and a Trustee of the Company since March 1993. Mr. Crocker has been a director of Wellsford Real Properties, Inc. ("WRP"), a publicly traded real estate merchant banking firm, since its formation in June 1997 and Ventas, Inc. ("Ventas"), a real estate company focusing on the ownership and acquisition of health care properties, since November 1998. Mr. Crocker has been president and chief executive officer of First Capital Financial Corporation, a sponsor of public limited real estate partnerships ("First Capital"), since December 1992, and a director of First Capital since January 1993. He was an executive vice president of Equity Financial and Management Company, a subsidiary of Equity Group Investments, Inc., an owner, manager and financier of real estate and corporations ("EGI"), providing strategic direction and services for EGI's real estate and corporate activities from November 1992 until March 1997. Mr. Crocker chairs and serves on boards or committees of various multi-family housing associations, including the National Multi-Housing Council and the Multifamily Council of the Urban Land Institute, and is a member of the Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT").

         James D. Harper, Jr., 67, has been a Trustee of the Company since May 1993. Mr. Harper is the president of JDH Realty Co., a real estate development and investment company, and is the principal partner in AH Development, S.E., a special limited partnership formed to develop over 400 acres of land in Puerto Rico. He is a trustee of Equity Office Properties Trust ("EOP"), a public office building company.

         Sheli Z. Rosenberg, 59, has been a Trustee of the Company since March 1993. Ms. Rosenberg has been vice chairman of Equity Group Investments, LLC, an investment company ("EGI LLC") from January 1, 2000 and chief executive officer and president of EGI LLC from January 1, 1999 to January 1, 2000. From November 1994 until 1999, Ms. Rosenberg had been chief executive officer, president and a director of EGI. Ms. Rosenberg had been a principal of the law firm of Rosenberg & Liebentritt, P.C. ("R&L"), from 1980 to 1997. Ms. Rosenberg is a trustee of EOP and is a director of Capital Trust, Inc., a specialized finance company ("Capital Trust"), Manufactured Home Communities, Inc. ("MHC"), a public manufactured home community company, Ventas, Anixter International Inc., a provider of integrated network and cabling systems ("Anixter"), CVS Corporation, a drugstore chain, Dynergy Inc., a supplier of electricity and natural gas, and Cendant Corporation, a provider of business and consumer services primarily within the real estate and travel sectors.

         Gerald A. Spector, 54, has been a Trustee and Executive Vice President of the Company since March 1993 and Chief Operating Officer of the Company since February 1995.

         Michael N. Thompson, 52, has been a Trustee of the Company since October 19, 1998, the date of the merger of Merry Land & Investment Company, Inc. ("Merry Land"), a public multifamily property company, into the Company (the "Merry Land Merger"). Mr. Thompson has been president, chief operating officer and a director of Merry Land Properties, Inc. ("MRYP"), a publicly traded diversified real estate company, since its formation as part of the Merry Land Merger. Prior to the Merry Land Merger, Mr. Thompson served as executive vice president and chief operating officer of Merry Land since December 1996, and as a vice president of Merry Land from August 1992 until December 1996.

INCUMBENT TRUSTEES WITH TERMS EXPIRING IN 2002

         John W. Alexander, 53, has been a Trustee of the Company since May 1993 and is the president of Mallard Creek Capital Partners, Inc., an investment company with interests in real estate and development entities. He is also a partner of Meringoff Equities, a real estate investment and development company, and is a member of the International Council of Shopping Centers and the Urban Land Institute.

         Henry H. Goldberg, 62, has been a Trustee of the Company since January 1995. Mr. Goldberg is chairman of the board, chief executive officer and founder of The Artery Group, L.L.C., a diversified real estate company. Mr. Goldberg is also an honorary director of the University of Maryland Foundation.

         Errol R. Halperin, 60, has been a Trustee of the Company since May 1993. Mr. Halperin has been an attorney at the law firm of Piper Marbury Rudnick & Wolfe and its predecessor since 1979, serving as a senior partner and a member of the firm's executive committee since 1981 and co-chairman of the firm's Business and Technology Group since 1999, and a director of Elkay Manufacturing Company, a plumbing fixtures manufacturer, since 1980. Mr. Halperin specializes in federal income tax counseling, international and real estate and corporate transactions.

         Boone A. Knox, 64, has been a Trustee of the Company since October 19, 1998, the date of the Merry Land Merger. Mr. Knox has been a director of MRYP since its formation as part of the Merry Land Merger. Prior to the Merry Land Merger, Mr. Knox had been chairman of the board of Merry Land since December 1996. Mr. Knox has served as chairman of the board of directors of Regions Bank, Central Georgia since January 1997, and has been a director of Cousins Properties, Incorporated, a public retail and office building company, since 1969, and of The InterCept Group, Inc., a technology products and services provider to financial institutions, since February 1998.

         Samuel Zell, 59, has been Chairman of the Board of the Company since March 1993. Since January 1999, Mr. Zell has been chairman of EGI LLC. For more than five years prior to 1999, Mr. Zell had been chairman of the board of directors of EGI. He is also chairman of the board of directors of American Classic Voyages Co., an owner and operator of cruise lines, Anixter, MHC, Chart House Enterprises, Inc., an owner and operator of restaurants, Capital Trust, and EOP.

INCUMBENT TRUSTEES WITH TERMS EXPIRING IN 2003

         Stephen O. Evans, 55, has been a Trustee of the Company since December 23, 1997, the date of the merger of Evans Withycombe Residential, Inc. ("Evans"), a public multifamily property company founded by Mr. Evans, into the Company ("Evans Merger"), and is President of Evans Realty Associates, a real estate investment company. Mr. Evans has also served as an Executive Vice President of Equity Residential from December 1997 to December 1999. Prior to the Evans Merger, Mr. Evans served as the chairman of the board and chief executive officer of Evans since its formation in May 1994. Mr. Evans is a member of Lambda Alpha, a national land economics fraternity, and the Urban Land Institute.

         Edward Lowenthal, 56, has been a Trustee of the Company since June 1997, shortly after the merger of Wellsford Residential Property Trust ("Wellsford"), a public multifamily property company, and the Company on May 30, 1997 (the "Wellsford Merger"). Mr. Lowenthal has been the president, chief executive officer and a director of WRP since its formation in January 1997, and had been the president and chief executive officer and a trustee of Wellsford since its formation in July 1992 until the Wellsford Merger. Mr. Lowenthal is a director of Omega Healthcare, Inc., a public healthcare company, Great Lakes REIT, Inc., a public office building company, and Reis, Inc., a real estate marketing information firm. He is a member of the New York bar.

         Jeffrey H. Lynford, 53, has been a Trustee of the Company since June 1997, shortly after the Wellsford Merger. Mr. Lynford has been the chairman of the board and secretary of WRP since its formation in January 1997, and had been the chairman of the board and secretary of Wellsford since its formation in July 1992 until the Wellsford Merger. Mr. Lynford currently serves as a trustee emeritus of the National Trust for Historic Preservation. He is also a trustee of Polytechnic University, a trustee for Caramoor Center for Music and the Arts, a director of the Eos Orchestra, and a member of the New York bar.

         B. Joseph White, 53, has been a Trustee of the Company since May 1993. Mr. White has been a professor at the University of Michigan Business School since 1987 and has served as the dean since 1991. Mr. White is a director of Kelly Services, Inc., a temporary services firm, Gordon Food Service, Inc., a midwestern food distribution company, Kaydon Corporation, a manufacturer of precision engineered metal products, and five mutual funds managed by Alger Management, Inc.

EXECUTIVE OFFICERS

         Douglas Crocker II, Chief Executive Officer, President and a Trustee of the Company. See biographical information above.

         Gerald A. Spector, Chief Operating Officer, Executive Vice President and a Trustee of the Company. See biographical information above.

         Leslie B. Fox, 42, has been Executive Vice President of the Company since October 1, 1999, the date of the merger of Lexford Residential Trust ("Lexford") into the Company (the "Lexford Merger"). From October 1999 to December 2000, Ms. Fox was President - Lexford Division of the Company and was named Chief Information Officer of the Company in January 2001. Prior to the Lexford Merger, Ms. Fox had been executive vice president and chief operating officer of Lexford since December 1997, and executive vice president - investment management since June 1997. Ms. Fox was president of Asset Investors Corporation ("AIC") and Commercial Assets, Incorporated ("CAI"), both publicly traded real estate companies, from October 1996 through May 1997, and held senior management positions with AIC and CAI from November 1993 through September 1996.

         Alan W. George, 43, has been Executive Vice President -
Acquisitions/Dispositions and Strategic Business Development of the Company since February 1997 and was Senior Vice President - Acquisitions of the Company from December 1995 until February 1997.

         Edward J. Geraghty, 51, has been Executive Vice President of the Company since March 1998 and President - Eastern Division since April 1999. Mr. Geraghty was a managing director - real estate of The Travelers Investment Group, Inc. from June 1995 to March 1998.

         Michael J. McHugh, 45, has been an Executive Vice President of the Company since January 1998, and Chief Accounting Officer and Treasurer of the Company since February 1995. Mr. McHugh was Senior Vice President of the Company from February 1995 until January 1998.

         David J. Neithercut, 45, has been Executive Vice President and Chief Financial Officer of the Company since February 1995.

         Gregory H. Smith, 49, has been Executive Vice President of the Company since December 1994 and President - Central Division since April 1999.

         Bruce C. Strohm, 46, has been Executive Vice President and General Counsel of the Company since March 1995 and Secretary of the Company since November 1995.

         Frederick C. Tuomi, 46, has been Executive Vice President of the Company since January 1994 and President - Western Division since April 1999.

MEETINGS AND COMMITTEES OF THE BOARD OF TRUSTEES

         MEETINGS. The Board held 16 meetings during 2000. All of the trustees attended at least 75% of the meetings of the Board and committees on which he or she served. The Board has standing Executive, Compensation, Audit and Corporate Governance Committees, all of which are described below.

         EXECUTIVE COMMITTEE. The Executive Committee is comprised of Mr. Zell, Chair, and Messrs. Alexander, Crocker and Thompson. The Executive Committee has the authority within certain parameters to acquire, develop, dispose of and finance investments for the Company, including the issuance of additional limited partnership and membership interests in subsidiaries of the Company. The Executive Committee held six meetings in 2000.

         COMPENSATION COMMITTEE. During 2000, the Compensation Committee, which is comprised entirely of trustees who are not officers or employees of the Company, was comprised of Mr. Harper, Chair, Mr. Halperin and Ms. Rosenberg. The Compensation Committee reviews and makes recommendations concerning proposals by management regarding compensation, bonuses, loans, employment agreements and other benefits and policies respecting such matters for the executive officers of the Company. The Compensation Committee held six meetings in 2000. As of March 22, 2001, the Compensation Committee is comprised of Mr. Halperin, Chair, Mr. Harper and Ms. Rosenberg.

         AUDIT COMMITTEE. The Audit Committee, which is comprised entirely of trustees who are not officers or employees of the Company, is comprised of Mr. White, Chair, Messrs. Alexander and Harper and Ms. Rosenberg. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants and management, approves all related party transactions, and evaluates significant matters relating to the audit and internal controls of the Company. The Audit Committee held four meetings in 2000.

         CORPORATE GOVERNANCE COMMITTEE. During 2000, the Corporate Governance Committee, which is comprised entirely of trustees who are not officers or employees of the Company, was comprised of Ms. Rosenberg, Chair, and Messrs. Evans, Goldberg, Lowenthal and White. The Corporate Governance Committee recommends candidates for election to the Board, considers issues and makes recommendations concerning the size, composition and organization of the Board, including committee assignments, makes recommendations on the Board's practices and considers other issues relating to corporate governance. The Corporate Governance Committee held five meetings in 2000. As of March 22, 2001, the Corporate Governance Committee is comprised of Ms. Rosenberg, Chair, and Messrs. Evans and White.

COMPENSATION OF TRUSTEES

         Trustees who are not employees of the Company each received an annual fee in 2000 of $40,000 for serving as trustees. In addition, trustees who serve on the Executive Committee, the Compensation Committee, the Audit Committee or the Corporate Governance Committee receive an additional $1,000 per year for each committee on which they serve. Committee chairs for the Audit Committee and the Compensation Committee receive an additional $4,000 per year, the committee chair of the Executive Committee receives an additional $500 per year and the committee chair of the Corporate Governance Committee receives an additional $1,500 per year. The Company also reimburses the trustees of each committee for travel expenses incurred in connection with their activities on behalf of the Company. Each trustee is also granted options to purchase 5,000 common shares at the current market price as of each annual meeting of shareholders. These options vest in approximately equal installments of six months, one year and two years from the date of grant.

         In addition, in January 2000 Mr. Zell and Ms. Rosenberg were granted options to purchase 142,433 and 23,742 common shares, respectively, at the current market price as of the grant date. These options vest in equal installments over three years. In January 2000 Mr. Zell and Ms. Rosenberg were also awarded 28,486 and 4,747 restricted common shares, respectively. These shares vest in full upon the third anniversary of the share grant.

         The Company has adopted an optional deferred compensation plan for its non-employee trustees pursuant to which these trustees may take any percentage of their annual trustees' compensation they desire in the form of cash, which is placed in a Supplemental Retirement Savings Plan on a tax deferred basis and used to purchase common shares under the Company's 1996 Non-Qualified Employee Share Purchase Plan. Each trustee is immediately 100% vested in his or her common shares and is allowed to begin withdrawals over a one to ten year period following termination of his or her trusteeship. The majority of the trustees have elected to join the deferred compensation plan and defer the taxation of all fees received.

                   SHARE OWNERSHIP OF TRUSTEES AND MANAGEMENT

         The following table sets forth information as of March 1, 2001, concerning the beneficial ownership of the Company's common shares by each trustee, its five most highly compensated executive officers at year end, and the trustees and all executive officers as a group.

                                        NUMBER OF          SHARES UPON                              PERCENT OF
                                         COMMON            EXERCISE OF                                COMMON
        NAME                            SHARES(1)          OPTIONS(2)             TOTAL(1)           SHARES(1)
        ----                            ---------          ----------             --------           ---------
  Samuel Zell                         3,279,355(3)          682,478              3,961,833            2.72%
  Douglas Crocker II                    365,171(4)          939,246              1,304,417              *
  John W. Alexander                      14,134              35,001                 49,135              *
  Stephen O. Evans                    1,087,175(5)          125,501              1,212,676              *
  Henry H. Goldberg                     335,618(6)           25,001                360,619              *
  Errol R. Halperin                       9,441(7)           35,001                 44,442              *
  James D. Harper, Jr.                    9,080              35,001                 44,081              *
  Boone A. Knox                       1,614,466(8)            5,001              1,619,467            1.11%
  Edward Lowenthal                      107,847(9)            5,001                112,848              *
  Jeffrey H. Lynford                     52,471              10,000                 62,471              *
  Sheli Z. Rosenberg                    118,457(10)         134,581                253,038              *
  Gerald A. Spector                     247,631(11)         366,862                614,493              *
  Michael N. Thompson                   104,339(12)           5,001                109,340              *
  B. Joseph White                         8,167              30,001                 38,168              *
  Edward J. Geraghty                     34,282              74,635                108,917              *
  David J. Neithercut                    42,836(13)         218,128                260,964              *
  Frederick C. Tuomi                     49,240             104,495                153,735              *
  Trustees and Executive
     Officers as a
     Group (22 persons)               7,702,836           3,324,713             11,027,549            7.57%

-----------------------
* Less than 1%.

(1)      Calculated in accordance with applicable SEC rules.

(2) Reflects common shares which may be acquired within 60 days after March 1, 2001 through the exercise of share options.

(3) Includes 2,437,626 limited partnership interests ("OP Units") in ERP Operating Limited Partnership (the "Operating Partnership"). OP Units are exchangeable on a one-for-one basis into common shares. Also includes 30,000 common shares beneficially owned by the Zell Family Foundation. Mr. Zell disclaims beneficial ownership of 570,994 common shares (including the 30,000 common shares held by the Zell Family Foundation and assuming the exchange of 540,994 OP Units) because the economic benefits with respect to such common shares are attributable to other persons. EGIL Investments, Inc. has beneficial ownership of 537,256 OP Units. Under a stockholder's agreement dated December 31, 1999 among certain Zell family trusts and certain Robert Lurie family trusts, the Zell trusts have the power to vote and to dispose of the common shares and OP Units beneficially owned by EGI Holdings, Inc. and the Lurie trusts have the power to vote and to dispose of the common shares and OP Units beneficially owned by EGIL Investments, Inc.

(4) Includes 8,825 common shares beneficially owned by Mr. Crocker's spouse, as to which Mr. Crocker disclaims beneficial ownership. Also includes 175,000 common shares beneficially owned by MWC Partners, L.P. ("MWC"), of which Mr. Crocker is the sole general partner. The sole limited partner of MWC is a trust created for the benefit of Mr. Crocker's spouse and Mr. Crocker's children.

(5) Includes 50,000 common shares and 67,775 OP Units beneficially owned by The Evans Family Limited Liability Company, of which Mr. Evans serves as the manager. Also includes 5,300 common shares beneficially owned by The Evans Charitable Foundation, a not-for-profit corporation, of which Mr. Evans serves as chairman. Also includes 89,149 OP Units beneficially owned by The Evans Family Revocable Trust, of which Mr. Evans serves as the trustee. As such, Mr. Evans may be deemed the beneficial owner of all the foregoing common shares and OP Units. Also includes 866,687 OP Units beneficially owned by limited partnerships, (collectively, the "EW LPs"), of which Mr. Evans serves as a general partner and has a 50% ownership interest. As such, Mr. Evans may be deemed the beneficial owner of approximately 50% of the common shares and OP Units beneficially owned by the EW LPs. Mr. Evans disclaims beneficial ownership of the other 50% interest in such common shares and OP Units, which are beneficially owned by other persons.

(6) Includes 122,268 OP Units. Also includes 14,460 Junior Convertible Preference Units which are exchangeable into 29,509 common shares, and 6,047 Junior Convertible Preference Units which are exchangeable into 12,340 common shares.

(7) Includes 1,000 common shares beneficially owned by Mr. Halperin's spouse, as to which Mr. Halperin disclaims beneficial ownership.

(8) Includes 1,173,949 common shares beneficially owned by Knox, Ltd., of which Mr. Knox is the general partner, and includes 3,387 common shares beneficially owned by BT Investments, of which Mr. Knox is the managing partner. Mr. Knox disclaims beneficial ownership of the common shares owned by Knox, Ltd. and BT Investments, except to the extent of his pecuniary interest in 151,116 common shares. Also includes 3,114 common shares beneficially owned by Mr. Knox's spouse and 424 common shares beneficially owned by Mr. Knox, not individually, but as custodian for his niece and nephew, as to all of which Mr. Knox disclaims beneficial ownership. Also includes 167,881 common shares beneficially owned by the Knox Foundation, of which Mr. Knox is the trustee. Mr. Knox disclaims beneficial ownership of the common shares owned by the Knox Foundation. Also includes 173,274 common shares beneficially owned by Folkstone Limited Partnership ("FLP"), of which Mr. Knox became a general partner on August 23, 2000. Mr. Knox disclaims beneficial ownership of the common shares owned by FLP except to the extent of his pecuniary interest therein.

(9) Includes 49,178 common shares beneficially owned by Mr. Lowenthal's spouse, as to which Mr. Lowenthal disclaims beneficial ownership. Also includes 4,900 common shares beneficially owned by The Lowenthal Family Foundation. Mr. Lowenthal is the chairman of The Lowenthal Family Foundation and disclaims beneficial ownership of the common shares.

(10) Includes 16,200 common shares beneficially owned by Ms. Rosenberg's spouse, as to which Ms. Rosenberg disclaims beneficial ownership. Also includes 1,528 OP Units.

(11) Includes 123,147 common shares beneficially owned by Mr. Spector's spouse, and 2,337 common shares beneficially owned by Mr. Spector as custodian for his minor children, as to all of which Mr. Spector disclaims beneficial ownership. Also includes 1,683 OP Units.

(12) Includes 419 common shares beneficially owned by Mr. Thompson's children and 2,117 common shares beneficially owned by Mr. Thompson's spouse, as to all of which Mr. Thompson disclaims beneficial ownership. Also includes 530 common shares beneficially owned in joint tenancy by Mr. Thompson and his spouse.

(13) Includes 3,875 common shares and an additional 1,112 common shares, assuming the conversion of 2,000 Series E Convertible Preferred Shares, all of which are beneficially owned by Mr. Neithercut's children, and as to all of which Mr. Neithercut disclaims beneficial ownership.

                    SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS

         This table sets forth information with respect to persons who are known to own more than 5% of the Company's outstanding common shares.

                                               NUMBER OF           PERCENTAGE OF
                                             COMMON SHARES            COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER    BENEFICIALLY OWNED (1)      SHARES (1)
------------------------------------    ----------------------     ------------
FMR Corp.(2)
  82 Devonshire Street
  Boston, MA 02109                            15,052,196              11.434%

------------------------
(1) The number of common shares beneficially owned is calculated as of December 31, 2000 and is based on SEC regulations governing the determination of beneficial ownership of securities.

(2) Amendment No. 8 to Schedule 13G of the reporting persons filed with the SEC on February 14, 2001 states that FMR Corp. has sole power to vote or direct the vote of 973,800 common shares and has the sole power to dispose or direct the disposition of 15,052,196 common shares. Of these shares, Fidelity Management & Research Company, a wholly owned subsidiary of FMR Corp., is reported as the beneficial owner of 14,032,596 shares as a result of its acting as an investment advisor to various Fidelity funds, and Edward C. Johnson 3d, FMR Corp.'s chairman, and FMR Corp., through its control of Fidelity Management, each is reported as having sole power to dispose of the 14,032,596 shares owned by the Fidelity funds, but no power to vote or direct the voting of the shares. Fidelity Management Trust Company, a wholly owned subsidiary of FMR Corp., is the beneficial owner of 1,019,600 shares as a result of its serving as investment manager of certain institutional accounts. Mr. Johnson 3d and FMR Corp., through its control of Fidelity Management Trust Company, each are reported as having sole dispositive power over 1,019,600 of these shares and sole power to vote or direct the voting of 973,800 of such shares. The Schedule 13G also states that Mr. Johnson 3d owns 12% of the outstanding voting stock of FMR Corp. and that Abigail P. Johnson, a director, owns 24.5% of the outstanding voting stock of FMR Corp.

                             EXECUTIVE COMPENSATION

         The following tables show the compensation for Douglas Crocker II, the Chief Executive Officer, and the other four most highly compensated executive officers of Equity Residential.

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                                             ---------------------------------
                                   ANNUAL COMPENSATION               AWARDS            PAYOUTS
                                  ----------------------     -----------------------   -------
                                                                                         LONG-
                                                             RESTRICTED     NUMBER       TERM
         NAME AND                                 CASH          SHARE     OF OPTIONS   INCENTIVE      ALL OTHER
    PRINCIPAL POSITION      YEAR  SALARY(1)     BONUS(2)     AWARDS (3)   GRANTED(4)    PAYOUTS    COMPENSATION(5)
    ------------------      ----  ---------     --------     ----------   ----------    -------    ---------------
Douglas Crocker II          2000   $700,000    $1,500,000     $1,699,997     165,237      $0          $9,600
President & Chief           1999    700,000     1,250,000      1,619,275     175,000       0           9,600
Executive Officer           1998    650,000       625,000        624,996     165,000       0           9,600

Gerald A. Spector           2000    445,000       800,000        699,991      88,086       0           9,600
Executive Vice President &  1999    425,000       600,000        744,634      90,000       0           9,600
Chief Operating Officer     1998    400,000       300,000        300,000      80,000       0           9,600

David J. Neithercut         2000    300,000       450,000        274,992      32,641       0          63,600
Executive Vice President &  1999    280,000       280,000              0      74,623       0          63,108
Chief Financial Officer     1998    245,000       132,500        132,500      45,000       0          63,108

Frederick C. Tuomi          2000    300,000       400,000        239,986      28,487       0          63,600
Executive Vice President &  1999    275,000       275,000        273,396      30,000       0         204,566
President - Western         1998    260,000       125,000        125,000      40,000       0          66,384
Division

Edward J. Geraghty          2000    310,000       350,000        224,990      26,706       0          65,400
Executive Vice President &  1999    310,000       275,000        178,513      47,000       0         253,871
President - Eastern         1998    240,000(6)    150,000        576,767      50,000       0         148,357
Division

-----------------------
(1) Compensation deferred at the election of named officers is included in the category and year it would have otherwise been reported had it not been deferred.

(2) Cash bonuses for 1999 and 2000 and restricted shares issued as one-half of the annual bonuses for 1998 are reported in the year earned, even if paid or issued in a subsequent year.

(3) The named executives received restricted common shares as one-half of their annual bonuses for 1998. The dollar amount shown for 1998 equals the number of restricted common shares granted in January 1999 for one-half of the total 1998 bonus, multiplied by the fair market value of the common shares

      ($40.1875) on the grant date and, in the case of Mr. Geraghty, reflects the additional value of 8,985 restricted common shares issued on March 2, 1998 at a price of $47.50 to induce Mr. Geraghty to join Equity Residential. These common shares vest upon completion of two years of continuous employment following the date of grant, except for Mr. Geraghty's 8,985 restricted common shares, which vest as follows: 4,080 on January 24, 1999; 2,500 on January 22, 2000; and 2,405 on January 22, 2001, assuming his continued employment as of such dates. For 1999 and 2000, the named executives received all of their annual bonus in cash, and were granted restricted common shares which vest upon completion of three years of continuous employment following the grant date. The dollar amount shown for 1999 and 2000 equals the number of restricted common shares granted in January 1999 and January 2000 multiplied by the fair market value of the common shares on the grant date (1999 - $40.1875 and 2000 - $42.125). The valuations do not take into account the diminution in value attributable to the restrictions applicable to the common shares. Distributions are paid on all restricted common shares at the same rate as on unrestricted common shares. The total number of restricted common shares awarded to each named executive officer for the years of 2000, 1999 and 1998, respectively, were: Mr. Crocker - 40,356, 40,293 and 15,552; Mr. Spector - 16,617, 18,529 and 7,465; Mr. Geraghty - 5,341, 4,442 and
      12,717; Mr. Neithercut - 6,528, 0 and 3,297; and Mr. Tuomi, 5,697,
      6,803, and 3,110.

      The number and value of the restricted share holdings of each executive officer listed above at December 31, 2000 were as follows:

                                NUMBER OF RESTRICTED            VALUE AT
             NAME                   COMMON SHARES           DECEMBER 31, 2000
             ----                   -------------           -----------------
        Douglas Crocker II              96,201                 $5,321,839
        Gerald A. Spector               42,611                  2,357,241
        David J. Neithercut              9,825                    543,519
        Frederick C. Tuomi              15,610                    863,545
        Edward J. Geraghty              15,920                    880,694

(4)   Shares underlying options are reported in the year granted.

(5) Principally includes employer matching and profit-sharing contributions to the Company's 401(k) Plan, and for Mr. Geraghty, $63,357 in reimbursements related to his relocation to Chicago in 1998 and $168,871 in reimbursements related to his relocation to Atlanta in 1999, and for Mr. Tuomi, $138,182 in reimbursements related to his relocation from Chicago to Southern California in 1999. This column also reflects the dollar value of life insurance premiums paid for the purchase of split-dollar life insurance policies for the following executive officers: Mr. Geraghty:
      2000 - $55,800, 1999 - $85,000 and 1998 - $85,000; Mr. Neithercut: 2000 -
      $54,000, 1999 - $53,508 and 1998 - $53,508; and Mr. Tuomi: 2000 - $54,000,
      1999 - $56,784 and 1998 - $56,784. While the executive is the owner of such policy, upon the executive's death, the Company will receive from the death benefits all premiums paid by it on the executive's behalf, plus 10% interest per annum on such premium payments for up to 10 years of such premium payments (collectively, "Company Premiums"), and the executive's beneficiary will receive the balance of the death benefits. In addition, the executive is entitled to 50% of the cash surrender value of the policy at age 62, and 50% at age 65. Upon the executive's termination of employment prior to age 62, the executive must borrow against the policy or partially surrender the policy in an amount sufficient to repay the Company Premiums to the Company.

(6) Reflects the salary paid between March 2, 1998 (Mr. Geraghty's hire date) and December 31, 1998. Mr. Geraghty's annualized salary in 1998 was $300,000.

                              OPTION GRANTS IN 2000

                                           % OF TOTAL
                                            OPTIONS
                          NUMBER OF        GRANTED TO      EXERCISE
                           OPTIONS         EMPLOYEES       PRICE PER         EXPIRATION              GRANT DATE
         NAME             GRANTED(1)        IN 2000          SHARE              DATE              PRESENT VALUE(2)
         ----             ----------        -------          -----              ----              ----------------
Douglas Crocker II          160,237          14.90%         $42.125            1/24/10                $ 773,945
                              5,000           0.46           45.9375           5/16/10                   26,350
Gerald A. Spector            83,086           7.73           42.125            1/24/10                  401,305
                              5,000           0.46           45.9375           5/16/10                   26,350
David J. Neithercut          32,641           3.03           42.125            1/24/10                  157,656
Frederick C. Tuomi           28,487           2.65           42.125            1/24/10                  137,592
Edward J. Geraghty           26,706           2.48           42.125            1/24/10                  128,990

--------------------------------
(1) All options are granted at the fair market value of the common shares at the date of grant. Options granted are for a term of not more than ten years from the date of grant and vest in equal amounts over three years, with the exception of the 5,000 options granted annually to each trustee, which vest as follows: 1,667 shares six months after the grant date, 1,667 shares one year after the grant date and 1,666 shares two years after the grant date.

(2) The estimated present value at grant date of options granted in 2000 has been calculated using the Black-Scholes option pricing model, based on the following assumptions: an estimated time until exercise of 7 years, a volatility of 21%, a risk-free interest rate of 6.22% and a dividend yield of 6.83%. The real value of the options in this table depends upon the actual performance of the Company's shares during the applicable period and upon when they are exercised. No gain to the optionee is possible without an increase in common share price, which would benefit all shareholders as well.

                            OPTION EXERCISES IN 2000
                       AND DECEMBER 31, 2000 OPTION VALUES


                                                                NUMBER OF                     VALUE OF
                           NUMBER OF                           UNEXERCISED                  UNEXERCISED
                             SHARES         VALUE              OPTIONS AT                    OPTIONS AT
                            ACQUIRED      REALIZED            DEC. 31, 2000               DEC. 31, 2000(2)
                              UPON          UPON       --------------------------    --------------------------
          NAME              EXERCISE     EXERCISE(1)   EXERCISABLE  UNEXERCISABLE    EXERCISABLE  UNEXERCISABLE
          ----              --------     -----------   -----------  -------------    -----------  -------------
Douglas Crocker II                0     $         0      775,833        331,904      $11,458,366   $4,121, 973
Gerald A. Spector            48,250       1,001,562      285,834        169,752        3,447,512     2,115,195
David J. Neithercut          13,000         258,531      167,374         97,390        3,241,381     1,253,012
Frederick C. Tuomi                0               0       71,666         61,821          869,805       740,306
Edward J. Geraghty           15,600         110,175       33,399         74,707          261,663       956,883

--------------------
(1) Represents the market value of a common share on the exercise date less the exercise price of the option.

(2) Represents the fair market value of a common share at December 31, 2000 ($55.32) less the exercise price of in-the-money options.

                     LONG-TERM INCENTIVE PLAN AWARDS IN 2000

          NAME                                 NUMBER OF UNITS                              PERFORMANCE PERIOD
          ----                                 ---------------                              ------------------
Douglas Crocker II                                  21,281                                1-01-2001 - 12-31-2003
Gerald A. Spector                                   15,477                                1-01-2001 - 12-31-2003
David J. Neithercut                                  3,869                                1-01-2001 - 12-31-2003
Frederick C. Tuomi                                   3,386                                1-01-2001 - 12-31-2003
Edward J. Geraghty                                   2,902                                1-01-2001 - 12-31-2003

         This table identifies the target number of performance units awarded under the Company's Performance Based Restricted Share Grant Agreement (the "Performance Based Plan") in January 2001 for services rendered during 2000. The executive officers have the opportunity to earn an amount in common shares, which will be issued under the Share Option and Share Award Plan, of up to 225% of the target number of performance units. The owners of performance units have no right to vote, receive dividends or transfer the units until common shares are issued in exchange for the units. The number of common shares the executive receives on the third anniversary of the grant date will depend on the excess, if any, by which the Company's average annual return (i.e., common share dividends declared during each year as a percentage of the common share price as of January 1st of each year, and the percentage increase in funds from operations ("FFO") for each calendar year on a per share basis over the prior year) for the three performance years ("Average Annual Return") exceeds the average of the 10-year Treasury Note interest rate as of January 1st of each performance year (the "T-Note Rate").


If the Company's Average                 less                                                                  greater
  Annual Return exceeds                  than                                                                    than
  the T-Note Rate by:                    0.99%     1-1.99%       2%         3%        4%        5%       6%       7%

Then the executive will receive
  Common shares equal to the
  target number of units times the
  following payment percentage:           0%         50%        100%       115%      135%      165%     190%     225%


         Fifty percent of the common shares to which an executive under the Performance Based Plan may be entitled will vest on the third anniversary of the award; twenty-five percent will vest on the fourth anniversary and the remaining twenty-five percent will vest on the fifth anniversary. The executive's rights under the common shares will also fully vest upon the employee's death, disability or upon a change in control of the Company.

         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S FILINGS UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (THE "EXCHANGE ACT"), THAT MIGHT INCORPORATE FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION PRESENTED BELOW AND THE PERFORMANCE GRAPH FOLLOWING SUCH REPORT SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY SUCH FUTURE FILINGS.

                          COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         The Compensation Committee of the Board consists of the independent trustees of the Company listed below. The Compensation Committee's functions include the review and approval of the Company's executive compensation structure and overall benefits program. The purpose of the Company's executive compensation program is to establish and maintain a performance and achievement oriented environment so that the interests of its executives are aligned with the interests of the Company's shareholders. The program is designed so that executives may earn higher than average total compensation for above-average job performance. There are four major components of the Company's executive compensation program: (1) base salary, (2) bonus, (3) performance based shares and (4) restricted share and share option awards. Each of these components is further discussed below.

         BASE SALARY. The Company's overall salary structure is reviewed annually, using outside executive compensation surveys of the real estate industry in general and public real estate companies in particular, to ensure that it remains competitive. Positions are classified within the salary structure on the basis of assigned responsibilities and on an evaluation of the latest survey information available, as to appropriate compensation levels. Individual base salaries are reviewed at least annually. Salary increases are granted based on each executive's performance as well as such executive's position in the applicable salary range.

         BONUS. Annual bonuses are awarded based on the executive's achievement of Company and individual performance goals and objectives. The Company's overall bonus structure is also reviewed annually, taking into account data and general trends in the real estate industry and public real estate companies in particular. The long-term incentives for executive officers are in the form of performance-based restricted share awards and restricted share and share option awards.

         PERFORMANCE BASED SHARES. The Performance Based Restricted Share Plan is designed to focus the Company's executive officers eligible under this plan on achieving a high level of financial performance (i.e., common share dividends and FFO growth), and to encourage such executive officers to continue their employment with the Company. Under this plan, awards are made to certain executive officers on an annual basis by setting a target number of common shares for each executive. The executive will be eligible to receive from 0% to 225% of the target number of common shares, based on the Company's Average Annual Return (as described above) during the three-year period following the award. The number of common shares an executive will receive will be fixed and determined and then issued (subject to the five-year vesting formula previously discussed) to the executive beginning on the third anniversary of the grant of the award. It is anticipated that awards will be made on an annual basis so that by the fifth year of an award, each executive may have vested and unvested rights in each of the previous five awards.

         RESTRICTED SHARE AND SHARE OPTION AWARDS. The Compensation Committee recognizes that the interests of shareholders are also served by giving key employees the opportunity to participate in the appreciation of the Company's common shares through the granting of share options and/or share awards. The Compensation Committee believes that over an extended period of time, share performance will, to a meaningful extent, reflect executive performance and that such arrangements further reinforce management goals and incentives to achieve shareholder objectives by aligning the interests of the Company's key personnel with the interests of the Company and its shareholders. The share options vest over a period of three years of continuous employment at a rate of one-third of such grant each year, thereby encouraging the retention of key employees who receive awards. The restricted common shares vest in full upon completion of three years of continuous employment from the date of the share grant. The amount of restricted shares or share options awarded each executive was determined utilizing the aforementioned executive compensation surveys and an assessment of the executive officer's achieved performance goals and objectives.

         CHIEF EXECUTIVE OFFICER'S COMPENSATION. Based on the executive compensation surveys and the Company's financial performance in 2000, the Compensation Committee believes that the salary, bonus, restricted share awards and share option grants of Mr. Crocker, the Chief Executive Officer and President of the Company, are fair and competitive. During Mr. Crocker's tenure as Chief Executive Officer and President, the Company has become the largest owner and operator of multifamily properties and has the largest market capitalization of all public multifamily property companies, as well as one of the largest market capitalizations of all public real estate companies. The Compensation Committee believes that the Company's overall executive compensation ranks in the upper quartile among the general real estate industry and among public real estate companies. The Compensation Committee has determined that this ranking correlates with the Company's excellent financial performance in 2000. The Compensation Committee further notes that third-party analysts have consistently pointed to the strength of the Company's management team as a reason for their positive view of the Company and its future prospects.

         Section 162(m) of the Internal Revenue Code of 1986, as amended ("Code"), generally disallows a Federal income tax deduction for compensation in excess of $1 million paid in any year to any of the Company's executive officers listed in the Summary Compensation Table who are employed by the Company on the last day of a taxable year. Section 162(m), however, does allow a deduction for payments of "performance based" compensation, the material terms of which have been approved by shareholders. Awards under the Company's award plans may, but need not, satisfy the requirements of Section 162(m). The Company believes that because it qualifies as a real estate investment trust ("Reit") under the Code and therefore is not subject to Federal income taxes, the payment of compensation that does not satisfy the requirements of Section 162(m) will not affect the Company's taxable income, although to the extent that compensation does not qualify for deduction under Section 162(m), a larger portion of shareholder distributions may be subject to Federal income taxation as dividend income rather than return of capital.

                                           RESPECTFULLY SUBMITTED,

                                           James D. Harper, Jr., Chairman
                                           Errol R. Halperin
                                           Sheli Z. Rosenberg


                             AUDIT COMMITTEE REPORT

         The Audit Committee consists of four independent members (as independence is defined by the listing standards of the New York Stock Exchange). In accordance with its written charter, which was approved in its current form by the Board of Trustees on March 22, 2001, the Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. A copy of the Audit Committee charter is included in this Proxy Statement as Appendix A.

         In performing its oversight function, the Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2000 with management and the Company's independent accountants. The Audit Committee also discussed and reviewed with the Company's independent accountants all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, "Communication with Audit Committees" and, with and without management present, discussed and reviewed the results of the independent accountants' examination of the financial statements.

         The Audit Committee obtained from the independent accountants a formal written statement describing all relationships between the accountants and the Company that might bear on the accountants' independence consistent with Independence Standards Board Standard No. 1, "Independence Discussions with Audit Committees." The Audit Committee discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the accountants' independence. The Audit Committee also determined that the provision of non-audit services by the Company's independent accountants is compatible with maintaining the accountants' independence.

DISCLOSURE OF AUDITOR FEES

         The following is a description of the fees billed to the Company by the Company's principal accounting firm, Ernst & Young LLP ("Ernst & Young"), during the year ended December 31, 2000.

AUDIT FEES

         Audit fees paid by the Company to Ernst & Young in connection with the review and audit of the Company's annual financial statements for the year ended December 31, 2000 and Ernst & Young's review of the Company's interim financial statements included in the Company's Quarterly Reports on Form 10-Q during the year ended December 31, 2000 totaled approximately $590,000.

FINANCIAL INFORMATION SYSTEMS AND DESIGN IMPLEMENTATION FEES

         Ernst & Young did not render any services related to financial information systems design and implementation during the year ended December 31, 2000.

ALL OTHER FEES

         Aggregate fees paid by the Company to Ernst & Young for all other services rendered during the year ended December 31, 2000 (including approximately $845,000 for audit related services, such as individual partnership and employee benefit plan audits, comfort letters related to SEC registration statements and due diligence related to mergers and acquisitions) totaled approximately $1,650,000.

         Based on the above-mentioned review and discussions with management and the independent accountants, the Audit Committee recommended to the Board of Trustees that the Company's audited consolidated financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2000, for filing with the SEC.

                                          RESPECTFULLY SUBMITTED,

                                          B. Joseph White, Chairman
                                          John W. Alexander
                                          James D. Harper, Jr.
                                          Sheli Z. Rosenberg

                                PERFORMANCE GRAPH

         Set forth below is a graph that compares the cumulative total returns of the Company, the Standard and Poor's ("S&P") 500 Stock Index and the index of equity Reits prepared by NAREIT for the last five calendar years. The performance graph assumes an investment of $100 in each of the Company and the two indexes on December 31, 1995, and the reinvestment of all dividends. The NAREIT equity index includes all tax qualified equity Reits listed on the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market.

                       CUMULATIVE TOTAL SHAREHOLDER RETURN

                                    [GRAPH]

                 DEC-95     DEC-96     DEC-97     DEC-98     DEC-99     DEC-00
                  ---        ---        ---        ---        ---        ---
EQR               100        142        186        157        179        248
S & P 500         100        122        163        210        255        231
NAREIT            100        135        161        130        122        154


             EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

         DEFERRED COMPENSATION AGREEMENTS. To encourage Mr. Crocker and Mr. Spector to remain employed by the Company, the Company has entered into Deferred Compensation Agreements with each of them. Mr. Crocker's Deferred Compensation Agreement, entered into in 1996, provides Mr. Crocker with a salary benefit after the termination of his employment with the Company. If Mr. Crocker's employment is terminated by the Company without cause prior to January 1, 2003, or for any reason by either Mr. Crocker or the Company (including voluntary termination) on or after January 1, 2003, he would be entitled to annual deferred compensation for a ten year period commencing on the termination date in an amount equal to $600,000 (as increased by a CPI index from January 1999), multiplied by a percentage equal to 10% per each year since December 31, 1992. In the event Mr. Crocker's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 15%, not 10%. Should Mr. Crocker be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 1, 2003, he would not be entitled to any deferred compensation.

         Mr. Spector's Deferred Compensation Agreement, entered into in 1997, provides Mr. Spector with a salary benefit after the termination of his employment with the Company. If Mr. Spector's employment is terminated by the Company without cause prior to January 1, 2012 or for any reason by either Mr. Spector or the Company (including voluntary termination) on or after January 1, 2012, he would be entitled to annual deferred compensation for a 15-year period commencing on the termination date in an amount equal to 75% of his average annual base compensation (before bonus) for the prior five calendar years, multiplied by a percentage equal to 6.67% per each year since December 31, 1996. In the event Mr. Spector's employment is terminated as a result of his death, permanent disability or incapacity, he would be entitled to a similar amount except that the annual percentage would be 10%, not 6.67%. Should Mr. Spector be terminated for cause or should he choose to leave voluntarily, without good reason, prior to January 1, 2012, he would not be entitled to any deferred compensation.

         SHARE DISTRIBUTIONS AGREEMENT. In January 1996, Mr. Crocker was issued options to purchase 100,000 common shares, which options vested over a three-year period and are effective for ten years. The Company also entered into a Share Distributions Agreement with Mr. Crocker with respect to such options in 1996. Pursuant to the terms of this agreement, upon the exercise of any of these options, Mr. Crocker is entitled to a cash payment in an amount equal to the total amount of common share distributions that would have been paid upon the exercise of such common shares had he owned them for the period from January 18, 1996 until the date of the exercise of the options. This agreement is not affected by Mr. Crocker's death or termination of employment with the Company.

         EMPLOYMENT AGREEMENT. Mr. Geraghty had a three year employment agreement with the Company, which expired on March 9, 2001. Pursuant to the agreement, Mr. Geraghty received compensation of at least $300,000 per year, and the initial bonus, restricted share awards and share options, performance based units and one-time relocation expense reimbursements described in "Executive Compensation."

         CONSULTING AGREEMENTS. In connection with the Wellsford Merger, Messrs. Lynford and Lowenthal each executed a consulting agreement with the Operating Partnership. Each consulting agreement has a term of five years from May 30, 1997, the closing date of the Wellsford Merger. Pursuant to the consulting agreements, each of Messrs. Lynford and Lowenthal will serve as a senior management consultant to the Operating Partnership and will receive compensation at the rate of $200,000 per year plus reimbursement for reasonable out-of-pocket expenses.

         CHANGE IN CONTROL AGREEMENTS. The Company has Change in Control Agreements (the "Agreements") with the persons named in the Summary Compensation Table and other key employees of the Company that become effective only upon a "Change in Control." A Change in Control will generally be deemed to have occurred upon a third party's acquisition of 30% or more of the Company's stock, whether through purchase, merger or consolidation or a sale of all or substantially all of the assets of the Company. In the event that an employee is dismissed following the effective date of the Change of Control without Cause or resigns for Good Reason (as such terms are defined in the Agreements), he or she will be entitled to all accrued but unpaid compensation and benefits in a lump sum cash payment consisting of the employee's base salary through the date of termination, and a severance payment equal to a multiple (ranging from 3.0 for the CEO to 2.0 times for other executive officers) times the employee's annual base salary plus the average of the employee's annual bonus for the last three fiscal years. The employee is also entitled to continued employee welfare benefits for the remainder of the applicable time period. The resignation from employment by any of these individuals during the three year period following the effective date of the Change in Control is deemed to be for Good Reason. Several of the Company's employment benefit plans also provide for enhanced employee benefits upon a "Change in Control" of the Company. In general, upon a Change in Control, all share options, restricted shares and performance based shares become immediately vested.

         RETIREMENT BENEFITS AGREEMENTS. The Company has entered into Executive Retirement Benefits Agreements with the persons named in the Summary Compensation Table and other Executive Vice Presidents of the Company. These agreements provide that, if after reaching age 62 or older, either the executive retires from the Company or is terminated as a result of a Change in Control, the executive will be eligible to receive health and life benefits for the remainder of his or her life as any regular active employee. These benefits will be offered at the same rates as would be paid by an active employee for like coverage and subject to increase as any other active employee.

                      COMPENSATION COMMITTEE INTERLOCKS AND
                              INSIDER PARTICIPATION

         The Compensation Committee members are Messrs. Harper and Halperin and Ms. Rosenberg. For a description of certain transactions between the Company and Compensation Committee members or their affiliates, see "Certain Relationships and Related Transactions."

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         The Company has engaged Seyfarth, Shaw, Fairweather & Geraldson, a law firm in which Ms. Rosenberg's husband is a partner, and Piper Marbury, Rudnick & Wolfe, a law firm in which Mr. Halperin is a partner, to perform legal services for the Company from time to time.

         The Operating Partnership leases its corporate headquarters from an entity controlled by Mr. Zell. Amounts incurred for such office space in 2000 were approximately $1.195 million. Certain other entities controlled by Mr. Zell also provide office facility and other services to the Company. Fees paid for such services were approximately $100,000 for 2000. The Company believes these amounts equal market rates for such space and services.

         Multifamily residential communities owned by various affiliates of Mr. Zell, Mr. Goldberg and Mr. Evans were managed by the Company's management company on terms equivalent to third-party transactions. The property and asset management fees received from such affiliates was approximately $1.7 million for 2000.

         In 1995, the Operating Partnership purchased from an unrelated third party the debt collateralized by two properties owned by partnerships that Mr. Goldberg controls and of which he is a greater than 10% beneficial owner. The outstanding loan balance as of December 31, 2000 was approximately $121 million with a fixed interest rate of 10.5% and a maturity date of January 2003. The Operating Partnership's management company manages these properties under a contract with a term continuing through December 2002.

         Mr. Goldberg also controls and is a greater than 10% beneficial owner of four other partnerships that own four properties securing indebtedness held in part by the Operating Partnership. The outstanding principal balance of the bonds is approximately $77 million, and has various interest rates between 8.87% and 13.38% and a maturity date of May 2026. A capital loan from the Operating Partnership to the four partnerships, as joint and several borrowers, of approximately $4.3 million is also outstanding with an 8% interest rate and a maturity date of January 2003. The Operating Partnership's management company manages the properties under a contract with a term continuing through April 2006.

         Mr. Goldberg is a two-thirds owner and chairman of the board of Artery Property Management, Inc., a real estate property management company ("APMI"). In connection with the acquisition of certain properties from Mr. Goldberg and his affiliates during 1995, the Operating Partnership made a secured loan to Mr. Goldberg and APMI. The largest principal amount owed in 2000 was $6,167,117. The loan was repaid in full in November 2000. The loan bore interest equal to approximately $97,141 in 2000, plus the amount of distributions payable on the OP units and common shares pledged as collateral.

         Mr. Tuomi borrowed $100,000 from the Company in 1994 related to his purchase of a home. The loan bears interest at the 30-day London Interbank Offered Rate ("LIBOR") plus 2% with interest due quarterly. The largest principal amount owed in 2000 was $36,000 and the principal balance at December 31, 2000 was $36,000. The loan is payable in equal principal installments of $18,000 over the next two years.

         Mr. Crocker borrowed $564,000 from the Company in August 1996 related to various personal obligations. The loan bears interest at 30-day LIBOR plus 2% with interest due quarterly. The largest principal amount owed in 2000 was $322,280 and the principal balance at December 31, 2000 was $241,710. Payment is secured by a pledge of Mr. Crocker's common shares. The loan is payable in equal principal installments of $80,570 over seven years commencing March 15, 1997.

         Mr. Crocker borrowed $100,000 from the Company in August 1998 related to the payment of a tax liability. The loan bears interest at 30-day LIBOR plus 2%. The largest principal amount owed in 2000 was $100,000. The loan was repaid in full in February 2000.

         Mr. Crocker borrowed $600,000 from the Company in May 1999 related to various personal obligations. The loan bears interest at 30-day LIBOR plus 2%. The largest principal amount owed in 2000, and the principal balance due at December 31, 2000, was $600,000. The loan is due in full in September 2001.

         Mr. George borrowed $100,000 from the Company in December 1997 related to home improvements. The loan bears interest at 30-day LIBOR plus 2% with interest due monthly beginning in January 1998. The largest principal amount owed in 2000 was $69,657, and the principal balance due at December 31, 2000, was $34,657. Payment is secured by a pledge of Mr. George's common shares and share options and a second mortgage on Mr. George's home. The remaining principal payment of $34,657 is due on April 1, 2001.

         The executive officers listed below are indebted to the Company as a result of purchasing common shares from the Company in 1994. The loans accrue interest, payable quarterly in arrears, at the applicable federal rate, as defined in the Code in effect at the date of each loan. The loans are due and payable on the first to occur of the date in which the individual leaves the Company, other than by reason of death or disability, or the respective loan's due date. The due dates of the loans range from August 2003 to March 2005. The loans are recourse to the respective individuals and are collateralized by a pledge of the common shares purchased. All distributions paid on pledged common shares in excess of the then marginal tax rate on the taxable portion of such distributions are used to pay interest and principal on the loans.

                                 Largest Principal
                                    Amount Owed           Principal Balance at        Maturity
            Name                      in 2000              December 31, 2000            Date           Interest Rate
----------------------------------------------------------------------------------------------------------------------
Douglas Crocker II                      $716,504                  $651,524             8/10/03             6.21%
Douglas Crocker II                       847,486                   790,321             1/27/04             6.15%
Douglas Crocker II                       909,391                   882,142             8/2/04              7.26%
Douglas Crocker II                     1,734,509                 1,637,936             3/9/05              7.93%
Frederick C. Tuomi                       312,843                   312,843             8/2/04              7.26%
Alan W. George                            74,287                    71,647             8/2/04              7.26%

CERTAIN AGREEMENTS BETWEEN THE COMPANY AND WRP

         The following describes certain aspects of the agreements entered into by the Company and WRP in connection with the Wellsford Merger on the effective date of the Wellsford Merger. Each of Messrs. Lynford and Lowenthal are officers and directors of WRP.

         PREFERRED STOCK PURCHASE AGREEMENT. The Operating Partnership agreed to purchase from WRP up to 1,000,000 shares of WRP Series A Preferred Stock at $25.00 per share as requested by WRP over the three-year period commencing on the date of the Wellsford Merger. This agreement was terminated in May 2000. In May 2000, the Operating Partnership acquired $25 million of 8.25% preferred securities of WRP Convertible Trust I, an affiliate of WRP. These preferred securities are indirectly convertible into WRP common shares under certain circumstances.

         WRP BOARD MEMBER ELECTED BY THE OPERATING PARTNERSHIP. Upon consummation of the Wellsford Merger, the Operating Partnership, as the holder of WRP Class A Common Stock, was entitled to elect, and did so elect, Mr. Crocker to the WRP board of directors. Mr. Crocker is also a member of WRP's compensation committee. In the event Mr. Crocker (or another person subsequently elected by the Operating Partnership to the WRP board of directors) becomes unable or unwilling to serve as a director or is no longer employed by the Operating Partnership, the Operating Partnership and WRP will agree to the election of another member of senior management of the Operating Partnership to the WRP board of directors.

         AGREEMENT REGARDING PALOMINO PARK. Upon consummation of the Wellsford Merger, WRP and the Operating Partnership became the shareholders in Wellsford Park Highland Corp. ("WPHC"). WPHC owns certain membership interests in limited liability companies which own Palomino Park, a master planned five phase multifamily development project located in suburban Denver, Colorado. As of December 31, 2000, the Operating Partnership owned 14.15% of the shares of WPHC, and has no further obligations to contribute capital to WPHC.

         The Operating Partnership entered into a credit enhancement agreement with WRP with respect to certain tax-exempt bonds issued to finance certain public improvements at the Palomino Park development project. Under this agreement, the Operating Partnership has agreed to provide credit enhancement in the form of a guaranty in respect of a letter of credit issued for the account of WRP for a period of eight years from the date of the Wellsford Merger. WRP has agreed to pay an annual credit enhancement fee to the Operating Partnership for such enhancement and has agreed to reimburse the Operating Partnership for any amounts it pays under the guaranty, together with interest on such amounts. As of December 31, 2000, this enhancement was still in effect at a commitment amount of $12.7 million. The fee paid to the Operating Partnership in 2000 was approximately $64,800.

CERTAIN AGREEMENTS BETWEEN THE COMPANY AND MRYP

         The following describes certain aspects of the agreements entered into by the Company and MRYP in connection with the Merry Land Merger on the effective date of the merger. Mr. Knox is a director and Mr. Thompson is an officer and a director of MRYP.

         DEVELOPMENT AND MANAGEMENT AGREEMENTS. Pursuant to a Development Agreement between MRYP and the Operating Partnership, MRYP agreed to manage the completion of a development program for five new apartment communities in exchange for an aggregate fee of approximately $2.4 million payable in monthly installments based on the progress of development until all development is complete using the services of third party developers. The Operating Partnership and MRYP also entered into property management agreements under which MRYP provided lease-up property management services with respect to these development properties in exchange for a management fee of 4% of gross revenues, with a minimum of $4,000 per month per project, until an occupancy level of 85% was reached.

         During 1999 and 2000, the Operating Partnership or other affiliates of the Company acquired fee simple title to, and took over management of, all of these properties. Development and management fees paid to MRYP amounted to approximately $1.2 million in 2000. Effective December 15, 2000, all development and/or property management agreements with MRYP have been terminated.

         OFFICE LEASE AGREEMENT. MRYP and the Operating Partnership entered into an Office Lease Agreement pursuant to which the Operating Partnership leases a portion of the MRYP office at 624 Ellis Street in Augusta, Georgia. The term of the lease is three years from the date of the Merry Land Merger with annual rent equal to the amount of all operating expenses attributable to the leased space.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires the Company to report, based on its review of reports to the SEC about transactions in its common shares furnished to the Company and written representations of its trustees, executive officers and 10% common shareholders, that for 2000:

         Mr. Goldberg filed a Form 4 late to report the sale of 37,500 common shares. Mr. Alexander filed a Form 4 late to report the acquisition of 2,500 common shares. Mr. Knox filed a Form 4 late to report the gift of 8,260 common shares to the Knox Foundation and to report the acquisition of an interest in 173,274 common shares through his interest in Folkstone Limited Partnership as a general partner.

                                    AUDITORS

         Ernst & Young has served as our independent auditors since 1996 and has been engaged to serve as our independent auditors for the fiscal year ending December 31, 2001. Representatives of Ernst & Young are expected to be available at the Annual Meeting. Such representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

                   SHAREHOLDER PROPOSALS FOR THE 2002 MEETING

         Shareholder proposals intended to be presented at the 2002 Annual Meeting of Shareholders must be received by the Secretary of the Company no later than November 30, 2001, in order to be considered for inclusion in our 2002 Proxy Statement.

                               2000 ANNUAL REPORT

         Shareholders are concurrently being furnished with a copy of Equity Residential's 2000 Annual Report which contains its audited financial statements at December 31, 2000. Additional copies of our Annual Report and Form 10-K for the year ended December 31, 2000, as filed with the SEC, may be obtained without charge by contacting Equity Residential Properties Trust - Investor Relations, at Two North Riverside Plaza, Chicago, Illinois 60606.

                                  OTHER MATTERS

         The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

                                 By Order of the Board of Trustees



                                 /s/ Bruce C. Strohm
                                 Bruce C. Strohm,
                                 Executive Vice President, General Counsel
                                   and Secretary

Chicago, Illinois
March 30, 2001

                                   APPENDIX A

                       EQUITY RESIDENTIAL PROPERTIES TRUST
                             AUDIT COMMITTEE CHARTER

ORGANIZATION

There shall be a committee of the Board of Trustees of Equity Residential Properties Trust (the "Company") to be known as the Audit Committee. The Audit Committee shall be composed of at least three trustees who shall be appointed by the Board on recommendation of the Corporate Governance Committee. The members of the Audit Committee shall meet the independence and experience requirements of the New York Stock Exchange. Trustees who are not members of the Audit Committee are welcome to attend and participate in the committee's deliberations unless otherwise specified by the chair. The Audit Committee may also request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

STATEMENT OF POLICY

The Audit Committee, through regular or special meetings with management, the internal auditors and the Company's independent auditors, shall provide oversight on matters relating to: corporate accounting and reporting practices of the Company, the quality and integrity of the financial reports of the Company, the performance and independence of the Company's independent auditors, the integrity of the internal auditing department, and the adequacy of any financial disclosure.

In doing so, the Audit Committee will contribute to maintaining open communication among the trustees, the independent auditors, the internal auditors, and the senior financial management of the Company.

RESPONSIBILITIES

In carrying out its responsibilities, the Audit Committee believes that its agendas, reviews and procedures should be flexible in order to adapt to changing conditions and to ensure that the corporate accounting and reporting practices are in accordance with requirements and of high quality.

The Audit Committee will:

- Review and recommend to the Board the independent auditors to be selected to audit the financial statements of the Company, which firm shall be ultimately accountable to the Audit Committee and the Board. The Audit Committee and the Board shall have the ultimate authority and responsibility to select, evaluate and, when appropriate, replace the independent auditors.

- Meet with the independent auditors and senior financial management of the Company to review the scope of the proposed audit for the current year, the audit procedures to be utilized, the proposed cost of the audit and, at the conclusion thereof, review such audit, including any comments or recommendations of the independent auditors and the actual fees and expenses to be paid to the independent auditors for both audit and non-audit services.

- Ensure that the independent auditors submit to the Audit Committee on a periodic basis written statements regarding their independence and delineating all relationships between the independent auditors and the Company, including the written disclosures required by INDEPENDENCE STANDARDS BOARD STANDARD NO. 1 (INDEPENDENCE DISCUSSIONS WITH AUDIT COMMITTEES), and actively engage in a dialogue with the independent auditors with respect to such statements and any disclosed relationships or services that may impact the objectivity and independence of the independent auditors and, if so determined by the Audit Committee, recommend that the Board take appropriate action to satisfy itself of the independence of the independent auditors.

- Review with the independent auditors, the Company's internal auditors, and senior financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls and procedures or particular areas where new or more detailed controls or procedures are desirable.

- Ensure that the Company has a conflict of interest policy and that responsibility for dissemination and monitoring of adherence to such policy is assigned.

- Review the internal audit function of the Company, including the independence and authority of its reporting obligations, the proposed audit plans, and coordination of internal audit's work with that of the independent auditors.

- Review from time to time the results of internal audits and special issues brought to the Audit Committee's attention by the internal auditors.

- Review the annual audited financial statements with management, including major issues regarding accounting principles and practices and ensure that the independent auditors are satisfied with the disclosure and content of the annual audited financial statements.

- Meet at least annually with the Chief Financial Officer, the senior internal auditing executive and the independent auditors in separate executive sessions. Also provide the opportunity from time to time for the internal and independent auditors to meet with the members of the Audit Committee without members of management present. In these annual meetings and any other such meetings, the Audit Committee shall invite comment about the Company's financial, accounting and auditing personnel, the cooperation the independent auditors receive during the course of the audit and any other matters about which such person(s) believe should be brought to the Audit Committee's attention.

- Review with the independent auditors any problems or difficulties the independent auditors may have encountered and any management letter provided by the independent auditors and the Company's response to that letter. Such review should include:

                  (a) any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information;

                  (b) any changes required in the planned scope of the internal audit; and

                  (c) the internal audit department's responsibilities and
                      staffing.

- Discuss with the independent auditors the matters required by STATEMENT ON AUDITING STANDARDS NO. 61 (COMMUNICATION WITH AUDIT COMMITTEES) relating to the quality of the accounting principles adopted by the Company and the conduct of the audit.

- Annually provide the Audit Committee Report to shareholders as required by the Securities and Exchange Commission, which report is to be included in the Company's annual proxy statement.

- Invite and hear from time to time a report from the General Counsel on legal issues and actions involving the Company's and any material reports or inquiries received from regulators or governmental agencies that may have a material impact on the financial statements.

- Investigate any matter within the scope of the Audit Committee's duties, which is brought to its attention if, in the Committee's judgment, such matter warrants investigation. The Audit Committee shall have the power to retain outside legal, accounting or other expert advice for this purpose if, in its judgment, such action is appropriate, or to otherwise advise the Committee in the performance of its duties.

- Ensure that minutes of the Audit Committee are kept and retained as records of the Company.

- Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval.

                          [EQUITY RESIDENTIAL LOGO]













                                                                      EQR-PS-01

                                   DETACH HERE

                                      PROXY

                       EQUITY RESIDENTIAL PROPERTIES TRUST

               TWO NORTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS 60606

        THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 15, 2001


         The undersigned shareholder of Equity Residential Properties Trust, a Maryland real estate investment trust (the "Company") hereby appoints SAMUEL ZELL and BRUCE C. STROHM, or either of them (the "Representatives"), with full power of substitution, as proxies for the undersigned to represent the undersigned at the Annual Meeting and to vote all Common Shares of the Company which the undersigned may be entitled to vote at the Annual Meeting of Shareholders of the Company to be held in Chicago, Illinois, on May 15, 2001, and any adjournment thereof. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders and of the accompanying Proxy Statement and revokes any proxy heretofore given with respect to such Common Shares.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF YOU DO NOT MARK ANY BOXES, YOUR PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF TRUSTEES' RECOMMENDATIONS. THE REPRESENTATIVES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.

         Note: If you plan to attend the Annual Meeting in person, please let us know by marking the enclosed proxy card in the space provided.

-----------                                                     -----------
SEE REVERSE                                                     SEE REVERSE
   SIDE         CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE
-----------                                                     -----------

EQUITY RESIDENTIAL
PROPERTIES TRUST
c/o EquiServe
P.O. Box 9398
Boston, MA  02205-9398

-----------------                           ----------------
VOTE BY TELEPHONE                           VOTE BY INTERNET
-----------------                           ----------------

It's fast, convenient, and immediate!       It's fast, convenient, and your vote
Call Toll-Free on a Touch-Tone Phone        is immediately confirmed and posted.
1-877-PRX-VOTE (1-877-779-8683).

---------------------------------------     ------------------------------------
FOLLOW THESE FOUR EASY STEPS:               FOLLOW THESE FOUR EASY STEPS:

1. READ THE ACCOMPANYING PROXY              1. READ THE ACCOMPANYING PROXY
   STATEMENT AND PROXY CARD.                   STATEMENT AND PROXY CARD.

2. CALL THE TOLL-FREE NUMBER                2. GO TO THE WEBSITE
   1-877-PRX-VOTE (1-877-779-8683).            http://www.eproxyvote.com/eqr

3. ENTER YOUR 14-DIGIT VOTER CONTROL        3. ENTER YOUR 14-DIGIT VOTER CONTROL
   NUMBER LOCATED ON YOUR PROXY CARD           NUMBER LOCATED ON YOUR PROXY CARD
   ABOVE YOUR NAME.                            ABOVE YOUR NAME.

4. FOLLOW THE RECORDED INSTRUCTIONS.        4. FOLLOW THE INSTRUCTIONS PROVIDED.
---------------------------------------     ------------------------------------

YOUR VOTE IS IMPORTANT!                     YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!                Go to http://www.eproxyvote.com/eqr
                                            anytime!

   DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.

                                   DETACH HERE

/ X /    PLEASE MARK
         VOTES AS IN
         THIS EXAMPLE

1.   Authority to vote for the election as trustees of the five nominees listed below to terms expiring in 2004:
     NOMINEES:  (01) Douglas Crocker II, (02) James D. Harper, Jr.,      In their discretion, the Representatives are authorized
     (03) Sheli Z. Rosenberg, (04) Gerald A. Spector, and                to vote upon such other matters as may properly come
     (05) Michael N. Thompson                                            before the meeting.

       / /     FOR               / /         WITHHELD
               ALL                           FROM ALL
             NOMINEES                        NOMINEES
                                                                         THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN
                                                                         THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.
                                                                         IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR
                                                                         AUTHORITY TO VOTE FOR THE ELECTION AS TRUSTEES OF THE
       / /   --------------------------------------------------------    FIVE NOMINEES TO TERMS EXPIRING IN 2004 AND OTHERWISE
             For all nominees, except vote withheld from the nominees    IN THE DISCRETION OF THE REPRESENTATIVES.
             noted on the line above.

                                                                                                            MARK HERE
                                                                                                         TO DISCONTINUE  / /
                                                                                                          EXTRA ANNUAL
                                                                                                             REPORT

                                                                                MARK HERE                   MARK HERE
                                                                               FOR ADDRESS / /            IF YOU PLAN  / /
                                                                               CHANGE AND                   TO ATTEND
                                                                              NOTE AT LEFT                 THE MEETING

                                                                         Note: Please sign as name appears hereon. Joint owners
                                                                         should each sign. When signing as attorney, executor,
                                                                         administrator, trustee or guardian, please give full
                                                                         title under signature.

Signature:                                     Date:               Signature:                                Date:
          ----------------------------------        ----------               -------------------------------      -----------------
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